Exhibit 5.1
Exhibit 23.2

[Letterhead of Barry J. Miller]

February 29, 2012
Eyes on the Go, Inc.
60 Broadway, PH 12
Brooklyn, N.Y. 11211

Ladies and Gentlemen:

I have acted as counsel to Eyes on the Go, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (as amended, the “Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission, relating to the offer and sale by certain stockholders of the Company of up to 140,500,000 shares (the “Selling Stockholder Shares”) of the common stock of the Company, par value $.000001 per share.

I have examined copies of the Certificate of Incorporation of the Company and the By-laws of the Company, each as amended to date, all relevant resolutions adopted by the Company’s Board of Directors and such other agreements, records and documents that I have deemed necessary for the purpose of this opinion. I have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as I have deemed necessary to form a basis for the opinions hereinafter expressed.

In my examination, I have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to me. As to various questions of fact material to my opinion, I have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1. The Company is validly existing as a corporation under the laws of the State of Delaware.

2. The Selling Stockholder Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Barry J. Miller